EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-42533, No. 333-86001, No. 333-62734 and No. 333-100011, pertaining to the 1995 Stock Option Plan, the 1998 Stock Option Plan, as amended and restated, and the 2002 Stock Option Plan), Forms S-3 (No. 333-33710, No. 333-51250, No. 333-53538 and No. 333-112513) and Form S-1 No. 333-129086 of Titan Pharmaceuticals, Inc. of our reports dated February 27, 2006, relating to the consolidated financial statements of Titan Pharmaceuticals, Inc., Titan Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ ODENBERG ULLAKKO MURANISHI & CO. LLP

San Francisco, California
March 14, 2006